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                                                                     Exhibit 3.1



                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               TPR HOLDINGS, INC.


     TPR HOLDINGS, INC. (the "Corporation"), organized and existing pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         1. The name of the Corporation is TPR Holdings, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 31, 2000.

         2. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation, as now in effect, and in so doing changes the name of the Corporation to "The Princeton Review, Inc." This Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation entitled to vote in respect thereof in the manner and by the vote prescribed by Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         3. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation to read in its entirety as follows:

     FIRST: The name of the Corporation is The Princeton Review, Inc. ("Corporation").

     SECOND: The address of the registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Zip Code 19805, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("General Corporation Law").

     FOURTH. (A) The total number of shares of stock the Corporation shall have authority to issue is (i) 25,000,000 shares of Class A Voting Common Stock, $.01 par value per share ("Class A Common Stock"), (ii) 10,000,000 shares of Class B Non-Voting Common Stock, $.01 par value per share ("Class B Non-Voting Common Stock" and together with the Class A
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Common Stock, "Common Stock"), and (iii) 5,000,000 shares of Series A Preferred
Stock, $.01 par value per share ("Series A Preferred Stock").

         (B) The Class A Common Stock and the Class B Non-Voting Common Stock shall have identical powers, rights, preferences, limitations and other characteristics, share for share, except that as otherwise required by law, the holders of shares of the Class B Non-Voting Common Stock shall not have any voting power or vote for the election of directors or for any other purpose. The holders of Class A Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. Dividends shall be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividends rights of any then outstanding Series A Preferred Stock. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Series A Preferred Stock. Upon consummation of a firm commitment underwritten public offering of any class of Common Stock of the Corporation filed pursuant to a registration statement under the Securities Act of 1933, as amended (a "Public Offering"), or immediately prior to the consummation of a "Change of Control" (as hereinafter defined), all shares of Class B Common Stock shall automatically convert on a one-for-one basis into Class A Common Stock, which shall be redesignated as common stock, $.01 par value, of the Corporation. A "Change of Control" shall mean any event or transaction where (i) the Corporation shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Corporation), (ii) the Corporation sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of the Corporation), (iii) the Corporation is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Corporation's voting stock (based upon voting power), provided, that (a) the initial issuance of Common Stock to the stockholders of the Corporation in connection with its formation and capitalization shall not be a Change in Control and (b) the fact that a stockholder is a party to the Stockholders Agreement dated April 1, 2000 among the Corporation and the other parties thereto, as amended, or any successor agreement thereto shall not be deemed to constitute the formation of a group, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Corporation before such election shall cease to constitute a majority of the Board of Directors of the Corporation.

     (C) Subject to paragraph (B) above, the rights, preferences and privileges and qualifications, limitations and restrictions granted to and imposed on the Series A Preferred Stock of the Corporation shall be as set forth below in this Article Fourth.


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     1. Dividends.

         (a) Series A Preferred Stock. The holders of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, consistent with the General Corporation Law, out of any assets at the time legally available therefor. The right to such dividends shall not be cumulative and no right shall accrue to holders of shares of Series A Preferred Stock because dividends on said shares are not declared in any year, nor shall any undeclared or unpaid dividend bear or accrue interest.

         (b) Other Distributions. In the event the Corporation shall declare a distribution (other than any distribution described in subsection 1(a) above) and other than in Common Stock, whether of cash, securities of other persons, evidences of indebtedness, assets, Convertible Securities (as defined below), Stock Purchase Rights (as defined below) or rights to acquire any of the above, the holders of the Series A Preferred Stock shall be entitled to participate with the Common Stock and receive, before any dividends shall be declared and paid upon or set aside for the Common Stock, the same dividends or distributions, on an as-converted basis, as are proposed to be distributed to the holders of Common Stock. Each share of Series A Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted. The rights of the holders of Series A Preferred Stock with respect to dividends of Common Stock are set forth in Section 4 hereof.

     2. Liquidation, Dissolution or Winding Up

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidating Event") where the Fair Market Value (as determined in accordance with 2(d) below) of the assets available for distribution to the holders of the Corporation's Common Stock is an amount greater than or equal to $320,000,000, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of stock with rights, preferences and privileges that are junior to the holder of shares of Series A Preferred Stock upon a Liquidating Event of the Corporation by reason of their ownership thereof, an amount equal to the Series A Liquidation Preference (as defined below) per share of Series A Preferred Stock. Notwithstanding the foregoing, if the amount such holders would have received had the Series A Preferred Stock been converted to Class A Common Stock immediately prior to such payment is greater than the Series A Liquidation Preference, then the holders of the Series A Preferred Stock shall receive that amount in lieu of the Series A Liquidation Preference. The "Series A Liquidation Preference" means an amount equal to the product of (x) $7.2707 per share of Series A Preferred Stock (the "Initial Purchase Price") and (y) the Series A Multiple, plus all declared but unpaid dividends described in Section 1 (as adjusted for any stock split, stock dividend or recapitalization after the date of the first issuance of the Series A Preferred Stock). The Series A Multiple shall initially shall be equal to 1.9, and shall be subject to adjustment as follows. The Series A Multiple shall increase by 0.1 upon each Breach Occurrence (as defined in the Investor Rights Agreement (as defined below)) by the Corporation of any of the covenants contained therein, for which notice has been provided

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and no cure or waiver has been made or obtained pursuant to the terms of the
Investor Rights Agreement. The "Investor Rights Agreement" means the agreement, dated as of April 18, 2000, by and among The Princeton Review, Inc. and the Series A Investors (as defined in the Investor Rights Agreement).

         (b) In the event of any Liquidating Event where the Fair Market Value of the assets available for distribution to the holders of the Corporation's Common Stock is an amount less than $320,000,000, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of stock with rights, preferences and privileges that are junior to the holder of shares of Series A Preferred Stock upon a Liquidating Event of the Corporation by reason of their ownership thereof, an amount equal to the Initial Purchase Price per share of Series A Preferred Stock, plus all declared but unpaid dividends described in
Section 1 (as adjusted for any stock split, stock dividend or recapitalization after the date of the first issuance of the Series A Preferred Stock). After payment of the Initial Purchase Price per share of Series A Preferred Stock, all of the remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Preferred Stock and Common Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the numbers of shares of Class A Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to such distribution. Notwithstanding the foregoing, if the Series A Liquidation Preference is greater than the amount such holders would otherwise receive under this Section 2(b), then the holders of Series A Preferred Stock shall receive the Series A Liquidation Preference in lieu of the amounts provided hereunder. If upon any such Liquidating Event of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         (c) The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the holders of the Series A Preferred Stock and the voting securities of the Corporation immediately prior to the consummation thereof owning less than a majority of the equity securities of the surviving entity immediately following the consummation thereof), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a Liquidating Event of the Corporation for purposes of this Section. The amount distributed to the holders of Series A Preferred Stock upon any Change of Control shall be the greater of (i) the cash or the value of the property, rights and/or securities that the holders of Series A Preferred Stock are entitled to receive from the acquiring person, firm or other entity or (ii) the cash or the value of property, rights and/or securities that would be


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distributed to such holder had the Series A Preferred Stock been converted to
Class A Common Stock immediately prior to such Change of Control.

     (d) For purposes of this Section 2, the "Fair Market Value" of any publicly traded securities that make up any assets subject to a Liquidating Event shall be determined as follows:

         (i) if the securities are not then traded on a national securities exchange, the average of the closing prices quoted on the National Association of Securities Dealers, Inc. Automated Quotation National Market System, if applicable, or the average of the last bid and asked prices of the securities quoted in the over-the-counter market for the twenty (20) trading days immediately preceding the Liquidating Event or, if such date is not a business day on which shares are traded, the next immediately preceding trading day; or

         (ii) If the securities are then traded on a national securities exchange, the average of the high and low prices of the securities listed on the principal national securities exchange on which the securities are so traded for the twenty (20) trading days immediately preceding the Liquidating Event or, if such date is not a business day on which shares are traded, the next immediately preceding trading day.

The Fair Market Value of any other assets subject to a Liquidating Event shall
(i) be determined by the mutual agreement of at least 75% of the holders of the Series A Preferred Stock and the Corporation or (ii) if the Corporation and the holders of the Series A Preferred Stock fail to agree on the Fair Market Value of such assets, by the written opinion of an independent third party appraiser reasonably acceptable to at least 75% of the Series A Preferred Stock and the Corporation.

     3. Voting.

         Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration other than the election of directors. Except as provided by law or by the provisions of Section 7 below, holders of Series A Preferred Stock shall vote together with the holders of Class A Common Stock as a single class on an as-converted basis.

     4. Optional Conversion.

         The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Class A

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Common Stock as is determined (i) by dividing the Initial Purchase Price by the
Conversion Price (as defined below) in effect at the time of conversion in all cases other than in the case of an Adjustment IPO (as that term is defined in Section 4(d)(x) below) and (ii) at the rate described in Section 4(d)(x) in the event of an Adjustment IPO. The Conversion Price at which shares of Class A Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof ("Conversion Price") shall initially be the Initial Purchase Price. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

     (b) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

     (c) Mechanics of Conversion.

         (i) In order to convert shares of Series A Preferred Stock into shares of Class A Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

         (ii) The Corporation shall at all times during which the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock into fully paid and nonassessable shares of Class A Common Stock at the applicable Conversion Price.

         (iii) No adjustment to the Conversion Price shall be made for any declared and unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion (including without limitation any conversion pursuant to Section 5).


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         (iv) All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.

         (v) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the sale of securities.

     (d) Adjustment of Conversion Price.

     The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows.

     (i) Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock without a corresponding adjustment with respect to the Series A Preferred Stock, the applicable Conversion Price for the Series A Preferred Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, resulting in a corresponding adjustment in the conversion rate, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding adjustment with respect to the Series A Preferred Stock, the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased, resulting in a corresponding adjustment in the conversion rate, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

     (ii) Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

                  (a) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution (other than distributions payable in cash and other than a subdivision or combination of its outstanding shares of Common Stock); or


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                  (b) the Corporation shall take a record of the holders of its
         Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                  (c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, other than a consolidation or merger which is treated as a Liquidating Event pursuant to Subsection 2(c)), or of the conveyance of all or substantially all of the assets of the Corporation to another corporation (other than a sale which is treated as a Liquidating Event pursuant to Subsection 2(c));

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series A Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which
(i) a record is to be taken for the purpose of such dividend, distribution or rights or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

     (iii) Issuances at less than the Conversion Price. Upon the issuance or sale by the Corporation of:

          (a) Common Stock for a consideration per share less than any Conversion Price in effect immediately prior to the time of such issue or sale; or

          (b) any Stock Purchase Rights, the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities (as defined below), upon the subsequent conversion or exchange of such Convertible Securities) at a purchase price less than any Conversion Price in effect immediately prior to the time of the issue or sale or such Stock Purchase Rights; or

          (c) any Convertible Securities where the consideration per share for such Convertible Security or for which shares of Common Stock may be at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than any Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock pursuant to section 4(d)(i) or 4(d)(vi) hereof, then forthwith upon such issue or sale, the Conversion Price of the Series A Preferred Stock shall be reduced to a price (calculated to the nearest cent) determined by the following formula:



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                  CP(1) = CP* (N + C)
                             --------
                             (N + AS)


where:

         CP(1)    =        the Conversion Price of the Series A Preferred Stock
                           as so adjusted;

         CP       =        the former Conversion Price of the Series A Preferred
                           Stock;

         N        =        the number of shares of Common Stock outstanding
                           immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock;

         C        =        the number of shares of Common Stock that the
                           aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the then existing Conversion Price of the affected series;

        AS        =        the number of additional shares of Common Stock so
                           issued or deemed to be issued.

Notwithstanding the foregoing, no Conversion Price shall be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts carried forward, shall aggregate $.01 or more.

     (iv) Definitions. For purposes of Section (d) (iii) the following provisions will be applicable.

          (a) "Convertible Securities" shall mean evidences of indebtedness, shares of stock (including, without limitation, the Series A Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

          (b) "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

          (c) Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.



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     (v) Determination of Consideration. The consideration actually received by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows.

                  (a) Cash Payment. In the case of cash, the net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale.

                  (b) Noncash Payment. In the case of consideration other than cash the value of such consideration, as determined by the Board of Directors in good faith, after deducting any accrued interest or dividends and before deducting expenses paid or incurred.

                  (c) Stock Purchase Rights and Convertible Securities. The consideration actually received upon the issuance or sale or any Stock Purchase Rights or Convertible Securities shall be the total consideration, if any, received by the Corporation as consideration for the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.

     (vi) Readjustment of Conversion Price. In the event of any change in (a) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities or (b) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the Conversion Price as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not converted, the applicable Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Price pursuant to this Section 4d(vi) shall (x) increase the applicable Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or
(y) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Series A Preferred Stock upon any conversion of any share of Series A Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.


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     (vii) Notice of Adjustment. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written notice at any time issue a like certificate setting forth (a) such adjustment or readjustment, (b) the applicable Conversion Price at the time in effect and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's shares.

     (viii) Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of a Conversion Price:

          (a) in the case of (i) the issuance or sale of shares of Common Stock upon exercise of stock options or warrants or conversion of phantom stock units outstanding on the date of filing of this Certificate of Incorporation, (ii) the issuance or sale of shares or options to purchase shares of the Corporation's capital stock at a price per share less than such Conversion Price, to employees of, or consultants to, the Corporation pursuant to stock plans or arrangements approved by the Corporation's Board of Directors, (iii) the issuance of Common Stock upon conversion of the Series A Preferred Stock, (iv) the issuance of securities pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all the assets or other reorganization whereby the Corporation owns more than 50% of the voting power or assets of such corporation, or (v) any issuance of securities approved unanimously by the Corporation's Board of Directors which approval states that such issuance shall not result in to any Conversion Price adjustment. The issuances or sales described in the preceding clauses (i) through (v) shall be ignored for purposes of calculating any adjustment to any Conversion Price; or

          (b) if the Corporation receives written notice from the holders of at least a 75% of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of such issuance.

     (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

     (ix) Certain Adjustments in Connection with the Pricing of an Adjustment IPO. In the event that the Corporation is effecting a sale of its Common Stock in a QIPO (as defined in Section 5 below) at a public offering price per share of less than the product of (x) the Initial

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Purchase Price and (y) 1.8079 (subject to appropriate adjustment, including any stock split, stock dividend or capitalization after the date of the first issuance of the Series A Preferred Stock) (an "Adjustment IPO"), then, immediately prior to the consummation of such sale and notwithstanding the Conversion Price in effect at such time, the Series A Preferred Stock shall automatically convert into shares of Class A Common Stock in accordance with the following:

         (a) Each holder of Series A Preferred Stock shall receive in exchange for each share of Series A Preferred (i) a cash payment equal to the Initial Purchase Price, or (ii) if the Corporation's underwriter with whom the Corporation will enter into an underwriting agreement in the Adjustment IPO advises the Corporation that such cash payment will have an adverse effect on the marketing of the Adjustment IPO, then in lieu of such cash payment, such holder's pro rata portion (based on the ratio of the number of shares of Series A Preferred Stock held by such holder to the total number of outstanding shares of Series A Preferred Stock) of the number of shares of Class A Common Stock determined by the following formula:

                           CS =   Z
                                _____
                                  OP

where:

         CS  =      the number of shares of Class A Common Stock to be issued to the Series A holders in exchange for the outstanding Series
                    A Preferred Stock;

         Z   =      $27,000,000 less the value of any shares of Series A
                    Preferred Stock converted into Class A Common Stock or otherwise redeemed or retired prior to the Adjustment IPO;
                    and

         OP = the price per share of the Corporation's common stock to be sold in the Adjustment IPO.

     (b) In addition to the cash payment or receipt of shares of Class A Common Stock in accordance with paragraph (a) of this subsection (ix), each holder of Series A Preferred Stock shall also receive the number of shares of Class A Common Stock determined by the following formula:

                           CS(1)=0.1566(V - Z)
                                 ____________
                                       OP
where:

         CS(1) = the number of shares of Class A Common Stock to be issued to the Series A holder in exchange for its Series A Preferred Stock;

         Z    =     $27,000,000 less the value of any shares of Series A
                    Preferred Stock converted into Class A Common Stock or otherwise redeemed or retired prior to the Adjustment IPO;

         V    =     ((the number of shares outstanding upon completion of
                    Adjusted IPO)*(OP))-((the number of shares sold during Adjusted IPO)*(OP)); and

         OP   =     the price per share of the Corporation's common stock to be sold in the Adjustment IPO.

         5. Mandatory Conversion.

         (a) Each share of Series A Preferred Stock then outstanding shall automatically convert into shares of Class A Common Stock (an "Automatic Conversion"), at the then effective conversion rate pursuant to Section 4, immediately prior to the consummation of the Corporation's sale of its Common Stock in an initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, which results in gross proceeds to the Corporation in excess of $30,000,000 (a "QIPO").

         (b) Each share of Series A Preferred Stock then outstanding shall automatically convert into shares of Class A Common Stock, at the then effective conversion rate pursuant to Section 4, upon an affirmative vote of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting.

         6. Redemption of the Series A Preferred Stock.

         (a) If by March 31, 2005, a Liquidating Event has not occurred, then at any time and from time to time thereafter each holder of Series A Preferred Stock then outstanding shall have the right to require the Corporation to repurchase and redeem such holder's shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Preference (such redemption being referred to as the "Optional Series A Redemption"). Upon receipt of any such request as to an Optional Series A Redemption, the Corporation shall promptly give written notice of the redemption request to each nonrequesting holder of record of the shares of Series A Preferred Stock, postage prepaid, at the post office address last shown on the records of the Corporation.

         (b) Redemption Date. The Corporation shall redeem the shares of Series A Preferred Stock to be redeemed hereunder no later than ninety (90) days after the date of the request by the initially requesting holders of shares of Series A Preferred Stock. Such date shall be the "Initial Redemption Date" as described herein.

         (c) Procedure. At least thirty (30) days prior to the Initial Redemption Date, written notice shall be mailed, postage prepaid, to the holder of record of shares of Series A Preferred Stock, at such holder's post office address last shown on the records of the Corporation, notifying such holder of the redemption of such shares to be redeemed at that time, specifying the Initial Redemption Date, the applicable redemption price, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Optional Redemption Notice"). On or after the Initial Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall surrender such holder's certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Optional

Redemption Notice"). On or after the Initial Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall surrender such holder's certificate or certificates representing shares to the Corporation, in the manner and at the place designated in the Optional Redemption Notice, and thereupon the applicable redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (d) Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Initial Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum number of shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for redemption of shares of Series A Preferred Stock such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Initial Redemption Date but which it has not redeemed, at a price per share equal to the Series A Liquidation Preference, plus interest, compounded quarterly and calculated on the basis of a 360 day year, on the Series A Liquidation Preference at the Defined Rate (as defined hereinafter) accrued from and after the Initial Redemption Date to the date of actual redemption. As used herein, the "Defined Rate" shall mean a rate per annum equal to (i) the highest rate then paid by the Corporation for indebtedness for borrowed money, plus one hundred (100) basis points, or (ii) if the Corporation has no indebtedness for borrowed money then outstanding, then ten percent (10%), but in no event more than the maximum amount permissible by law.

         (e) Deposit of Optional Redemption Price. On or prior to the Initial Redemption Date, the Corporation shall deposit the redemption price with respect to all shares of Series A Preferred Stock designated for redemption in the Optional Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $50,000,000.00 as a trust fund for the benefit of the respective holders of the shares designated for the redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the redemption price for such shares to their respective holders on or after the Initial Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his shares certificate to the Corporation pursuant to Section 6(b) hereof. Such instructions shall also provide that any funds deposited by the Corporation pursuant to this Section 6(e) for the redemption of shares subsequently converted into shares of Common Stock no later than the third (3rd) day preceding the Initial Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed at the expiration of two (2) years following the Initial Redemption Date shall be returned to the Corporation upon its request expressed in a resolution of its Board of Directors; provided, however, that the Corporation's obligation to pay the applicable redemption price shall continue.

         (f) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in taking all action as may be necessary or appropriate to protect the redemption rights of the holders of the Series A Preferred Stock against impairment.

         (g) Any shares of Series A Preferred Stock redeemed pursuant to this Section or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of the Corporation's capital stock.

         (h) Anything contained in this Section 6 to the contrary notwithstanding, the holders of shares of Series A Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the applicable redemption date (unless the Corporation is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 4 hereof.

         7. Restrictions and Limitations.

         (a) Without (i) the unanimous consent of the Corporation's Board of Directors or (ii) the written consent or affirmative vote of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not take any action that authorizes, creates or issues shares of any class or series of stock having preferences superior to or on a parity with the Series A Preferred Stock or any action that adversely affects the Series A Preferred Stock as a class.

         (b) The consent of the holders of at least 75% of the issued and outstanding Series A Preferred Stock is required to modify or amend the designations and powers, privileges and rights, and the qualifications, limitations or restrictions of the Series A Preferred Stock designated herein, provided, however, that no such modification or amendment may, without the consent of the holders of 100% of the issued and outstanding Series A Preferred affected thereby,

             (i) increase the Conversion Price or the Series A Liquidation Preference or dividend on the Series A Preferred Stock;

             (ii) change the place or currency of payment of the Conversion Price or Series A Liquidation Preference of, or dividend on, any Series A Preferred Stock;

             (iii) impair the right to institute suit for the enforcement of any payment on or with respect to any Series A Preferred Stock;

             (iv) adversely affect the conversion rights of the Series A Preferred Stock pursuant to Section 4 hereof or redemption rights of the Series A Preferred Stock pursuant to Section 6 hereof; or

             (v) reduce the percentage of outstanding Series A Preferred Stock necessary to modify or amend the terms thereof or to grant waivers.

         8. Sinking Fund.

         There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series A Preferred Stock or the redemption of any shares thereof.

         9. Amendment.

         The provisions of this Article FOURTH constitute an agreement between the Corporation and the holders of the Series A Preferred Stock. It may only be amended by vote of the Board of Directors of the Corporation and the holders of at least 75% of the then outstanding shares of Series A Preferred Stock.

         FIFTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly forbidden by the General Corporation Law, as the same exists or may hereafter be amended. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         SIXTH: (a) Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided, however, that, except as provided in paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his capacity as such in advance of the final disposition of any such action, suit or proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (b) If a claim under paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation (as it may be amended), the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

         (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

     SEVENTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Subject to the provisions of any law or regulation, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws so provide.

     EIGHTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal Bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law.

     NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provision of Section 291 of the General Corporation Law, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

     TENTH: Subject to the limitations set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         IN WITNESS WHEREOF, the undersigned, does hereby execute this Restated Certificate of Incorporation this 18th day of April, 2000.


                                              TPR HOLDINGS, INC.



                                              By: /s/ John Katzman
                                                       John Katzman
                                                       President